Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Second Quarter 2022 Results

Strong Net Sales Growth of 19.4% Fueled by Pricing of 17.7% and Volume Improvement of 2.1%

Snacking & Beverages Division Delivered 9.0% Volume/Mix Growth in the Quarter, Supported by the Acceleration in Private Label Demand

Raises Fiscal 2022 Net Sales Guidance to Mid-to-High Teens Growth, Largely Driven by Pricing Actions to Recover Inflation;
Reaffirms Adjusted EBITDA Guidance

HIGHLIGHTS
•Net loss from continuing operations was $(30.6) million or (2.6)% for the second quarter of 2022.
•Adjusted EBITDA from continuing operations1 was $66.5 million or 5.6% for the second quarter of 2022, which improved by 60 basis points sequentially, in line with guidance.
•TreeHouse raises its full year 2022 net sales guidance to mid-to-high teens growth year-over-year, and reaffirms expectations for adjusted EBITDA2 in the range of $385 to $415 million.

Oak Brook, IL, August 8, 2022 — TreeHouse Foods, Inc. (NYSE: THS) today reported net sales of $1.20 billion which increased 19.4% compared to the second quarter of 2021. Net loss from continuing operations of $(30.6) million compared to $(5.2) million for the second quarter of 2021. Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations1 was $66.5 million in the second quarter of 2022 compared to $92.6 million in the second quarter of 2021.

"I'm incredibly proud of our TreeHouse team as we delivered strong top-line results, reflecting the impact of our pricing and our ability to capture incremental volume in Snacking & Beverages," said Steve Oakland, CEO and President. "The value proposition of private label is becoming increasingly important as consumers navigate this inflationary environment. In addition, the breadth of the retail landscape, improved quality and assortment, and our customers' strategic commitment to private label are driving trial and share gains. Our unwavering focus on the customer over the last several years positions us well to build on this momentum to drive growth and profitability."

"Our second quarter performance was very much in line with expectations," said Patrick O'Donnell, Interim Chief Financial Officer and Chief Accounting Officer. "We are encouraged by robust demand for private label food and beverage and we are working diligently to improve service and execute pricing to recover inflation. Despite ongoing challenges related to labor and materials availability, we continue to make gradual progress toward improving profitability and believe we are on track to deliver our full-year guidance."

OUTLOOK2
TreeHouse updated its guidance for fiscal 2022 as follows:
•Raised net sales growth to mid-to-high teens, primarily driven by pricing actions to recover inflation, and low single digit volume growth, as strengthening private label demand will be offset in part by labor and material availability.
•Reaffirmed adjusted EBITDA of $385 to $415 million, up approximately 5% year-over-year at the midpoint. The cadence of earnings is expected to be weighted toward the second half of the year, as we expect the impact of labor and supply chain disruption on our profitability and volume to be most prominent in the first half.

With regard to the cadence for the remainder of the year:
•TreeHouse expects between 50 and 100 basis points of sequential improvement in adjusted EBITDA margin in the third quarter.
•The Company has continued to work collaboratively with its customers to communicate and implement additional pricing to recover further inflation. These pricing actions will be effective late in the third quarter.
•TreeHouse believes the labor and supply chain environment will continue to be challenging in the back half of the year. Service levels will remain pressured as the Company's efforts and investment to mitigate disruption are expected to drive gradual progress.
•Fourth quarter adjusted EBITDA margin improvement is expected to be driven by additional pricing, peak seasonality, and continued efforts to mitigate labor and supply chain disruption.

________________________________________________
1 Adjusted earnings per diluted share from continuing operations, adjusted EBIT, adjusted EBITDA, adjusted net (loss) income, free cash flow and organic net sales are non-GAAP financial measures. See "Comparison of Adjusted Information to GAAP Information" for the definitions of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of GAAP to Non-GAAP measures.

2 The Company is not able to reconcile prospective adjusted EBITDA or adjusted EBITDA margin, which are Non-GAAP financial measures to the most comparable GAAP financial measures without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

SECOND QUARTER 2022 FINANCIAL RESULTS

Net Sales — Net sales for the second quarter of 2022 totaled $1,197.6 million compared to $1,003.2 million for the same period last year, an increase of $194.4 million, or 19.4%. The change in net sales from 2021 to 2022 was due to the following:

	Three Months	Six Months
	(unaudited)	(unaudited)
Pricing	17.7%	14.6%
Volume/mix	2.1	(0.9)
Total change in organic net sales[1]	19.8%	13.7%
Foreign currency	(0.4)	(0.2)
Total change in net sales	19.4%	13.5%

The net sales increase of 19.4% was primarily driven by favorable pricing to partially recover commodity and freight cost inflation and increased volume within the Snacking & Beverages segment due to growing demand in private label as the consumer seeks lower priced alternatives in the inflationary environment. This was partially offset by labor and supply chain disruption, which constrained our ability to service demand.

Gross Profit — Gross profit as a percentage of net sales was 13.5% in the second quarter of 2022, compared to 16.6% in the second quarter of 2021, a decrease of 3.1 percentage points. The decrease is primarily due to incremental costs related to labor and supply chain disruption and inbound freight costs and commodity inflation, which was partially offset by favorable pricing actions to recover inflation. The declines were partially offset by favorable category mix, favorable fixed cost overhead absorption due to higher volume, and lower costs for purchases of personal protective equipment for employees and additional sanitation measures.

Total Operating Expenses — Total operating expenses were $183.6 million in the second quarter of 2022 compared to $162.0 million in the second quarter of 2021, an increase of $21.6 million. The increase is primarily attributable to professional fees of $19.5 million in connection with its portfolio optimization strategy and higher outbound freight costs of $12.6 million due to freight cost inflation and lower utilization of full truck load shipments due to supply chain disruption. This was partially offset by lower spend in our strategic growth initiatives and other restructuring programs, which consisted mostly of lower severance and professional fees, and lower integration costs associated with the 2020 pasta acquisition.

Total Other Expense (Income) — Total other expense (income) was $11.9 million in the second quarter of 2022 compared to $10.7 million in the second quarter of 2021, an increase of $1.2 million. The increase was primarily due to unfavorable foreign currency exchange rate impacts between the U.S. and Canadian dollar currency during the second quarter of 2022 when compared to the second quarter of 2021 and a higher average interest rate reflecting the year-over-year increase in LIBOR. This was partially offset by favorable non-cash mark-to-market impacts from hedging activities, largely driven by interest rate swaps.

Income Taxes — Income taxes were recognized at an effective rate of 8.9% in the second quarter of 2022 compared to 21.2% recognized in the second quarter of 2021. The change in the Company's effective tax rate is primarily driven by the estimated amount of annual pre-tax earnings, a change in the income tax benefit from the release of tax reserves, and withholding taxes accrued in 2022.

Net (Loss) Income from Continuing Operations and Adjusted EBITDA — Net loss from continuing operations for the second quarter of 2022 was $30.6 million, compared to $5.2 million for the same period of the previous year. Adjusted EBITDA[1] from continuing operations was $66.5 million in the second quarter of 2022, a 28.2% decrease compared to the second quarter of 2021. The decrease in adjusted EBITDA was primarily due to incremental costs related to labor and supply chain disruption and commodity and freight cost inflation, which was partially offset by favorable pricing actions to recover inflation. The declines were partially offset by favorable category mix and favorable fixed cost overhead absorption due to higher volume.

Discontinued Operations — Net income from discontinued operations decreased $12.4 million in the second quarter of 2022 compared to the second quarter of 2021. The decrease is due to the completion of the sale of the Ready-to-eat Cereal business on June 1, 2021.

Net Cash Used In Operating Activities From Continuing Operations — Cash used in operating activities from continuing operations was $26.6 million in the first six months of 2022 compared to $44.0 million in the first six months of 2021, a decrease in cash used of $17.4 million. The decrease was primarily attributable to an increase in cash flow from accounts payable due to improved working capital management, lower incentive compensation paid in the first quarter of 2022 compared to the first quarter of 2021 based on prior year performance, lower cash paid on interest due to debt refinancing in 2021, and an increase in cash flows from the Receivables Sales Program. This was partially offset by lower cash earnings, which reflect the impact of commodity and freight cost inflation. Working capital changes have been impacted by higher sales as a result of price increases in response to commodity and freight cost inflation, which have increased receivables and inventories. The Company's working capital management emphasis continues to be focused on driving faster collection of receivables and extending vendor terms.

SECOND QUARTER 2022 SEGMENT RESULTS

	Three Months Ended June 30,
	Meal Preparation		Snacking & Beverages
	2022	2021	2022	2021
	(unaudited, dollars in millions)
Net sales	$765.9	$647.6	$431.7	$355.6
Direct operating income	56.0	65.2	38.8	36.9
Direct operating income percent	7.3%	10.1%	9.0%	10.4%

The change in net sales by segment from the second quarter of 2021 to the second quarter of 2022 was due to the following:

	Three Months Ended June 30,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2021 Net sales	$647.6		$355.6
Pricing	132.9	20.5%	45.0	12.7%
Volume/mix	(11.5)	(1.7)	32.3	9.0
Foreign currency	(3.1)	(0.5)	(1.2)	(0.3)
2022 Net sales	$765.9	18.3%	$431.7	21.4%

Foreign currency		0.5		0.3
Percent change in organic net sales		18.8%		21.7%

Meal Preparation

Net sales in the Meal Preparation segment increased $118.3 million, or 18.3%, in the second quarter of 2022 compared to the second quarter of 2021. The increase in net sales was primarily driven by favorable pricing to partially recover commodity and freight cost inflation. This was partially offset by lower volume due to labor and supply chain constraints.

Direct operating income as a percentage of net sales decreased 2.8 percentage points in the second quarter of 2022 compared to the second quarter of 2021. This decrease was primarily due to incremental costs related to labor and supply chain disruption and freight cost and commodity inflation, which was partially offset by favorable pricing actions to recover inflation. These declines were partially offset by favorable category mix and lower marketing spend.

Snacking & Beverages

Net sales in the Snacking & Beverages segment increased $76.1 million, or 21.4%, in the second quarter of 2022 compared to the second quarter of 2021. The increase in net sales was primarily driven by favorable pricing to partially recover commodity and freight cost inflation. Increasing private label demand resulted in strong category performance as the consumer seeks lower priced alternatives in the inflationary environment. However, volume growth was partially muted due to labor and supply chain disruption.

Direct operating income as a percentage of net sales decreased 1.4 percentage points in the second quarter of 2022 compared to the second quarter of 2021. The decrease was primarily due to incremental costs related to labor and supply chain disruption and freight cost and commodity inflation, which was partially offset by favorable pricing actions to recover inflation. The decrease was partially offset by favorable volume, category mix, and favorable fixed cost overhead absorption due to higher volume.

YEAR TO DATE 2022 SEGMENT RESULTS

	Six Months Ended June 30,
	Meal Preparation		Snacking & Beverages
	2022	2021	2022	2021
	(unaudited, dollars in millions)
Net sales	$1,494.0	$1,326.1	$844.6	$734.4
Direct operating income	115.8	145.7	60.9	78.6
Direct operating income percent	7.8%	11.0%	7.2%	10.7%

The change in net sales from the first six months of 2021 to the first six months of 2022 was due to the following:

	Six Months Ended June 30,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2021 Net sales	$1,326.1		$734.4
Pricing	222.9	16.8%	78.3	10.7%
Volume/mix	(51.1)	(3.8)	33.1	4.5
Foreign currency	(3.9)	(0.3)	(1.2)	(0.2)
2022 Net sales	$1,494.0	12.7%	$844.6	15.0%

Foreign currency		0.3		0.2
Percent change in organic net sales		13.0%		15.2%

CONFERENCE CALL WEBCAST

A webcast to discuss the Company's second quarter earnings will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company's website at www.treehousefoods.com/investors/investor-overview/default.aspx

DISCONTINUED OPERATIONS

Beginning in the third quarter of 2019, the Company determined that its Ready-to-eat Cereal business met the discontinued operations criteria and, as such, the business has been excluded from continuing operations and segment results for all periods presented. On June 1, 2021, the Company completed the sale of its Ready-to-eat Cereal business.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP ("Non-GAAP"). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company's Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income (Loss), Condensed Consolidated Statements of Stockholders' Equity, and the Condensed Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic net sales is defined as net sales excluding the impacts of acquisitions, divestitures, and foreign currency. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management.

Adjusted Earnings Per Diluted Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted (loss) earnings per diluted share from continuing operations ("adjusted diluted EPS") reflects adjustments to GAAP loss per diluted share from continuing operations to identify items that, in management's judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company's earnings performance between periods and to view the Company's business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as divestiture, acquisition, integration, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, growth, reinvestment, and restructuring programs, impairment of assets, the impact of the COVID-19 pandemic, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company's performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of the GAAP measure of diluted loss per share from continuing operations as presented in the Condensed Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted diluted (loss) earnings per share from continuing operations is presented below.

Adjusted Net (Loss) Income from Continuing Operations, Adjusted EBIT from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted EBITDAS from Continuing Operations, Adjusted Net (Loss) Income Margin from Continuing Operations, Adjusted EBIT Margin from Continuing Operations, Adjusted EBITDA Margin from Continuing Operations, and Adjusted EBITDAS Margin from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted net (loss) income from continuing operations represents GAAP net loss from continuing operations as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management's judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above. This information is provided in order to allow investors to make meaningful comparisons of the Company's earnings performance between periods and to view the Company's business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company's performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS from continuing operations metric outlined above.

Adjusted EBIT from continuing operations represents adjusted net (loss) income from continuing operations before interest expense, interest income, and income tax expense. Adjusted EBITDA from continuing operations represents adjusted net (loss) income from continuing operations before interest expense, interest income, income tax expense, and depreciation and amortization expense. Adjusted EBITDAS from continuing operations represents adjusted EBITDA from continuing operations before non-cash stock-based compensation expense. Adjusted EBIT from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDAS from continuing operations are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance between periods.

Adjusted net (loss) income margin from continuing operations, adjusted EBIT margin from continuing operations, adjusted EBITDA margin from continuing operations, and adjusted EBITDAS margin from continuing operations are calculated as the respective metric defined above as a percentage of net sales as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management's judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above.

A full reconciliation between the relevant GAAP measure of reported net loss from continuing operations for the three and six month periods ended June 30, 2022 and 2021 calculated according to GAAP, adjusted net (loss) income from continuing operations, adjusted EBIT from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDAS from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring the Company's cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations, which represents net cash used in operating activities from continuing operations less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing public debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash used in operating activities from continuing operations for the six months ended June 30, 2022 and 2021 calculated according to GAAP and free cash flow from continuing operations is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label foods and beverages in North America. We operate in 29 product categories across two divisions and have approximately 40 production facilities across North America and Italy. Across our diverse portfolio, we offer better-for-you, natural and organic products and hold a private label leadership position across many of our categories. Our purpose is to make high quality food and beverages affordable to all. Our vision is to be the undisputed solutions leader for our custom brands. Our mission is to create value as our customers' preferred manufacturing and distribution partner, providing thought leadership, superior innovation, and a relentless focus on execution. Our long-term strategic objective is to build a company that is well positioned to deliver long-term sustainable growth and create value for our shareholders, as enabled by our two-segment structure.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words "believe," "estimate," "project," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release. Furthermore, to the extent that we effect a divestiture of a significant portion of our Meal Preparation Business in connection with our ongoing strategic review process, our future results of operations will be impacted by such divestiture.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the current status our efforts to divest of a significant portion of our Meal Preparation Business; the impact that any such divestiture might have on the Company’s operations; risks related to the impact of the ongoing COVID-19 outbreak on our business, suppliers, consumers, customers, and employees; the success of our growth, reinvestment, and restructuring programs; our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; loss of key suppliers; disruptions or inefficiencies in our supply chain and/or operations, including from the ongoing COVID-19 outbreak; our ability to continue to make acquisitions and execute on divestitures in accordance with our business strategy or effectively manage the growth from acquisitions; impairment of goodwill or long lived assets; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; shareholder activism; disruptions in or failures of our information technology systems; disruptions resulting from the announcement of the exploration of strategic alternatives; changes in weather conditions, climate changes, and natural disasters; labor strikes or work stoppages; multiemployer pension plans; labor shortages and increased competition for labor; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management's Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2021, and from time to time in our filings with the Securities and Exchange Commission ("SEC"). You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$199.1	$308.6
Receivables, net	218.2	209.2
Inventories	854.1	677.8
Prepaid expenses and other current assets	80.6	60.2
Total current assets	1,352.0	1,255.8
Property, plant, and equipment, net	988.3	1,019.1
Operating lease right-of-use assets	192.0	165.6
Goodwill	2,180.0	2,181.4
Intangible assets, net	522.8	555.0
Other assets, net	32.3	30.1
Total assets	$5,267.4	$5,207.0
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$915.3	$786.0
Accrued expenses	250.3	274.6
Current portion of long-term debt	8.1	15.6
Total current liabilities	1,173.7	1,076.2
Long-term debt	1,883.5	1,890.7
Operating lease liabilities	166.9	144.0
Deferred income taxes	155.8	156.5
Other long-term liabilities	73.9	94.2
Total liabilities	3,453.8	3,361.6
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.0 and 55.8 shares outstanding as of June 30, 2022 and December 31, 2021, respectively	0.6	0.6
Treasury stock	(133.3)	(133.3)
Additional paid-in capital	2,194.2	2,187.4
Accumulated deficit	(188.1)	(155.7)
Accumulated other comprehensive loss	(59.8)	(53.6)
Total stockholders' equity	1,813.6	1,845.4
Total liabilities and stockholders' equity	$5,267.4	$5,207.0

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$1,197.6	$1,003.2	$2,338.6	$2,060.5
Cost of sales	1,035.7	837.1	2,021.7	1,713.3
Gross profit	161.9	166.1	316.9	347.2
Operating expenses:
Selling and distribution	75.6	62.9	158.3	131.6
General and administrative	74.3	56.3	137.8	119.6
Amortization expense	18.1	18.0	36.3	36.4
Other operating expense, net	15.6	24.8	46.9	44.5
Total operating expenses	183.6	162.0	379.3	332.1
Operating (loss) income	(21.7)	4.1	(62.4)	15.1
Other expense (income):
Interest expense	20.6	18.5	39.8	43.6
Loss on extinguishment of debt	—	—	—	14.4
Loss (gain) on foreign currency exchange	2.9	(1.3)	0.1	(2.6)
Other income, net	(11.6)	(6.5)	(67.1)	(33.9)
Total other expense (income)	11.9	10.7	(27.2)	21.5
Loss before income taxes	(33.6)	(6.6)	(35.2)	(6.4)
Income tax benefit	(3.0)	(1.4)	(1.8)	(1.6)
Net loss from continuing operations	(30.6)	(5.2)	(33.4)	(4.8)
Net income from discontinued operations	1.2	13.6	1.0	14.7
Net (loss) income	$(29.4)	$8.4	$(32.4)	$9.9

Earnings (loss) per common share - basic:
Continuing operations	$(0.55)	$(0.09)	$(0.60)	$(0.09)
Discontinued operations	0.02	0.24	0.02	0.26
Earnings (loss) per share basic (1)	$(0.53)	$0.15	$(0.58)	$0.18

Earnings (loss) per common share - diluted:
Continuing operations	$(0.55)	$(0.09)	$(0.60)	$(0.09)
Discontinued operations	0.02	0.24	0.02	0.26
Earnings (loss) per share diluted (1)	$(0.53)	$0.15	$(0.58)	$0.18

Weighted average common shares:
Basic	56.0	56.0	55.9	55.8
Diluted	56.0	56.0	55.9	55.8

(1) The sum of the individual per share amounts may not add due to rounding.

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(32.4)	$9.9
Net income from discontinued operations	1.0	14.7
Net loss from continuing operations	(33.4)	(4.8)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	105.1	107.3
Stock-based compensation	10.1	9.4
Loss on extinguishment of debt	—	14.4
Unrealized gain on derivative contracts	(62.3)	(27.9)
Other	(1.3)	6.2
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Receivables	(9.4)	49.8
Inventories	(178.2)	(115.8)
Prepaid expenses and other assets	(11.2)	(18.5)
Accounts payable	147.4	(19.8)
Accrued expenses and other liabilities	6.6	(44.3)
Net cash used in operating activities - continuing operations	(26.6)	(44.0)
Net cash used in operating activities - discontinued operations	—	(6.8)
Net cash used in operating activities	(26.6)	(50.8)
Cash flows from investing activities:
Additions to property, plant, and equipment	(62.2)	(55.1)
Additions to intangible assets	(4.6)	(6.6)
Proceeds from sale of fixed assets	4.8	1.3
Acquisitions	—	(5.1)
Proceeds from sale of investments	—	17.2
Net cash used in investing activities - continuing operations	(62.0)	(48.3)
Net cash provided by investing activities - discontinued operations	—	85.3
Net cash (used in) provided by investing activities	(62.0)	37.0
Cash flows from financing activities:
Borrowings under Revolving Credit Facility	48.0	133.5
Payments under Revolving Credit Facility	(48.0)	(113.5)
Payments on financing lease obligations	(0.9)	(1.1)
Payment of deferred financing costs	(1.6)	(7.5)
Payments on Term Loans	(14.3)	(1,129.6)
Proceeds from refinanced Term Loans	—	1,430.0
Repurchase of Notes	—	(602.9)
Payment of debt premium for extinguishment of debt	—	(9.0)
Repurchases of common stock	—	(25.0)
Payments related to stock-based award activities	(3.3)	(7.9)
Net cash used in financing activities - continuing operations	(20.1)	(333.0)
Net cash used in financing activities - discontinued operations	—	—
Net cash used in financing activities	(20.1)	(333.0)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	(0.4)
Net decrease in cash and cash equivalents	(109.5)	(347.2)
Cash and cash equivalents, beginning of period	308.6	364.6
Cash and cash equivalents, end of period	$199.1	$17.4

	Six Months Ended June 30,
	2022	2021
Supplemental cash flow disclosures:
Interest paid	$26.6	$43.6
Net income taxes paid	1.2	1.2

Non-cash investing and financing activities:
Accrued purchase of property and equipment	$21.2	$20.7
Accrued other intangible assets	1.4	3.0
Right-of-use assets obtained in exchange for lease obligations	43.0	6.0
Accrued deferred financing costs	—	1.0

The reconciliation of adjusted diluted EPS from continuing operations, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS from continuing operations as presented in the Condensed Consolidated Statements of Operations, is as follows:

RECONCILIATION OF DILUTED LOSS PER SHARE FROM CONTINUING OPERATIONS TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

		Three Months Ended June 30,		Six Months Ended June 30,
		2022	2021	2022	2021
		(unaudited)		(unaudited)
Diluted loss per share from continuing operations (GAAP)		$(0.55)	$(0.09)	$(0.60)	$(0.09)
Growth, reinvestment, restructuring programs & other	(1)	0.28	0.39	0.85	0.74
Divestiture, acquisition, integration, and related costs	(2)	0.38	0.12	0.57	0.21
Shareholder activism	(3)	0.02	0.01	0.03	0.05
Litigation matter	(4)	—	—	0.01	—
Tax indemnification	(5)	—	0.01	0.01	0.01
COVID-19	(6)	—	0.08	—	0.24
Loss on extinguishment of debt	(7)	—	—	—	0.26
Foreign currency loss (gain) on re-measurement of intercompany notes	(8)	0.02	(0.02)	(0.02)	(0.05)
Mark-to-market adjustments	(9)	(0.20)	(0.11)	(1.11)	(0.49)
Taxes on adjusting items		0.01	(0.13)	0.07	(0.25)
Adjusted diluted EPS from continuing operations (Non-GAAP)		$(0.04)	$0.26	$(0.19)	$0.63
During the three and six months ended June 30, 2022 and 2021, the Company entered into transactions that affected the year-over-year comparison of its financial results from continuing operations as follows:

(1)	The Company's growth, reinvestment, and restructuring activities are part of an enterprise-wide transformation to improve long-term growth and profitability for the Company. For the three months ended June 30, 2022 and 2021, the Company incurred growth, reinvestment, and restructuring program costs of approximately $15.6 million and $22.2 million, respectively. For the six months ended June 30, 2022 and 2021, the Company incurred growth, reinvestment, and restructuring program costs of approximately $47.7 million and $41.8 million, respectively. Additionally, the Company recognized other items affecting comparability including regulatory compliance cost reimbursements related to changes in nutrition labeling requirements. There were no other items recognized during the three and six months ended June 30, 2022. These other items were approximately $(0.1) million for the six months ended June 30, 2021.

(2)	Divestiture, acquisition, integration, and related costs represent costs associated with completed and potential divestitures, completed and potential acquisitions, the related integration of the acquisitions, and gains or losses on the divestiture of a business.

(3)	The Company incurred fees related to shareholder activism which include directly applicable third-party advisory and professional service fees.

(4)	During the six months ended June 30, 2022, the Company recognized $0.4 million incremental expense for the settlement payment of the $9.0 million accrual related to a litigation matter challenging wage and hour practices at three former manufacturing facilities in California.

(5)	Tax indemnification represents the non-cash write off of indemnification assets that were recorded in connection with acquisitions from prior years. These write-offs arose as a result of the related uncertain tax position being released due to the statute of limitation lapse or settlement with taxing authorities.

(6)	During 2021, the Company incurred incremental expenses directly attributable to our response to the COVID-19 pandemic, which included additional protective equipment for employees and additional sanitation measures. These costs were approximately $4.5 million and $13.3 million for the three and six months ended June 30, 2021, respectively.

(7)	For the six months ended June 30, 2021, the Company incurred a loss on extinguishment of debt totaling $14.4 million, which included a premium of $9.0 million and a write off of deferred financing costs of $5.4 million in connection with the redemption of its 2024 Notes and Credit Agreement refinancing.

(8)	The Company has foreign currency denominated intercompany loans and incurred foreign currency losses of $1.1 million and foreign currency gains of $1.3 million for the three months ended June 30, 2022 and 2021, respectively, to re-measure the loans at quarter end. For the six months ended June 30, 2022 and 2021, the Company incurred foreign currency gains of $0.9 million and $2.8 million, respectively. These charges are non-cash and the loans are eliminated in consolidation.

(9)	The Company's derivative contracts are marked-to-market each period. The non-cash unrealized changes in fair value recognized in Other income, net within the Condensed Consolidated Statements of Operations are treated as Non-GAAP adjustments. As the contracts are settled, realized gains and losses are recognized, and only the mark-to-market impacts are treated as Non-GAAP adjustments.

The tax impact on adjusting items is calculated based upon the tax laws and statutory tax rates applicable in the tax jurisdiction of the underlying Non-GAAP adjustments.

The following table reconciles the Company's net loss from continuing operations to adjusted net (loss) income from continuing operations, adjusted EBIT from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDAS from continuing operations for the three and six months ended June 30, 2022 and 2021:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED NET (LOSS) INCOME, ADJUSTED EBIT, ADJUSTED EBITDA, AND ADJUSTED EBITDAS FROM CONTINUING OPERATIONS
(Unaudited, in millions)

		Three Months Ended June 30,		Six Months Ended June 30,
		2022	2021	2022	2021
Net loss from continuing operations (GAAP)		$(30.6)	$(5.2)	$(33.4)	$(4.8)
Growth, reinvestment, restructuring programs & other	(1)	15.6	22.2	47.7	41.7
Divestiture, acquisition, integration, and related costs	(2)	21.3	6.5	31.8	11.8
Shareholder activism	(3)	1.1	1.0	1.7	3.1
Litigation matter	(4)	—	—	0.4	—
Tax indemnification	(5)	—	0.2	0.2	0.2
COVID-19	(6)	—	4.5	—	13.3
Loss on extinguishment of debt	(7)	—	—	—	14.4
Foreign currency loss (gain) on re-measurement of intercompany notes	(8)	1.1	(1.3)	(0.9)	(2.8)
Mark-to-market adjustments	(9)	(11.4)	(6.2)	(62.3)	(27.8)
Less: Taxes on adjusting items		0.7	(6.9)	4.0	(13.8)
Adjusted net (loss) income from continuing operations (Non-GAAP)		(2.2)	14.8	(10.8)	35.3
Interest expense		20.6	18.5	39.8	43.6
Interest income		(0.2)	—	(4.3)	(4.1)
Income taxes		(3.0)	(1.4)	(1.8)	(1.6)
Add: Taxes on adjusting items		(0.7)	6.9	(4.0)	13.8
Adjusted EBIT from continuing operations (Non-GAAP)		14.5	38.8	18.9	87.0
Depreciation and amortization		52.0	53.8	105.1	107.3
Adjusted EBITDA from continuing operations (Non-GAAP)		66.5	92.6	124.0	194.3
Stock-based compensation expense	(10)	4.4	4.1	8.4	8.6
Adjusted EBITDAS from continuing operations (Non-GAAP)		$70.9	$96.7	$132.4	$202.9

Net loss margin from continuing operations		(2.6)%	(0.5)%	(1.4)%	(0.2)%
Adjusted net (loss) income margin from continuing operations		(0.2)%	1.5%	(0.5)%	1.7%
Adjusted EBIT margin from continuing operations		1.2%	3.9%	0.8%	4.2%
Adjusted EBITDA margin from continuing operations		5.6%	9.2%	5.3%	9.4%
Adjusted EBITDAS margin from continuing operations		5.9%	9.6%	5.7%	9.8%

		Location in Condensed	Three Months Ended June 30,		Six Months Ended June 30,
		Consolidated Statements of Operations	2022	2021	2022	2021
			(unaudited, in millions)
(1)	Growth, reinvestment, restructuring programs & other	Other operating expense, net	$15.6	$22.2	$47.7	$41.8
		Cost of sales	—	—	—	(0.1)
(2)	Divestiture, acquisition, integration, and related costs	General and administrative	20.7	3.8	29.9	7.7
		Cost of sales	0.5	0.1	1.6	1.4
		Other operating expense, net	0.1	2.6	0.3	2.7
(3)	Shareholder activism	General and administrative	1.1	1.0	1.7	3.1
(4)	Litigation matter	General and administrative	—	—	0.4	—
(5)	Tax indemnification	Other income, net	—	0.2	0.2	0.2
(6)	COVID-19	Cost of sales	—	4.5	—	13.3
(7)	Loss on extinguishment of debt	Loss on extinguishment of debt	—	—	—	14.4
(8)	Foreign currency loss (gain) on re-measurement of intercompany notes	Loss (gain) on foreign currency exchange	1.1	(1.3)	(0.9)	(2.8)
(9)	Mark-to-market adjustments	Other income, net	(11.4)	(6.2)	(62.3)	(27.8)
(10)	Stock-based compensation expense included as an adjusting item	Other operating expense, net	1.4	0.4	1.7	0.8

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Six Months Ended June 30,
	2022	2021

Cash flow used in operating activities from continuing operations (GAAP)	$(26.6)	$(44.0)
Less: Capital expenditures	(66.8)	(61.7)
Free cash flow from continuing operations (Non-GAAP)	$(93.4)	$(105.7)